   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 21, 1998

                                                      REGISTRATION NO. 333-57259
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                       POST-EFFECTIVE AMENDMENT NO. 1 TO
                                    FORM S-1

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------

                           CNY FINANCIAL CORPORATION

             (Exact Name of Registrant as Specified in Its Charter)

         DELAWARE                     6035               REQUESTED
      (State or Other           (Primary Standard         (I.R.S.
       Jurisdiction                 Industry             Employer
    of Incorporation or        Classification Code    Identification
       Organization)                 Number)               No.)

                 1 NORTH MAIN STREET, CORTLAND, NEW YORK 13045
                            TEL. NO. (607) 756-5643
         (Address, Including Zip Code, and Telephone Number, Including
            Area Code, or Registrant's Principal Executive Offices)
                             WESLEY D. STISSER, JR.
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             CORTLAND SAVINGS BANK
                 1 NORTH MAIN STREET, CORTLAND, NEW YORK 13045
                                 (607) 756-5643
      (Name, Address, Including Zip Code, and Telephone Number, Including
                        Area Code, of Agent for Service)
                           --------------------------

                  PLEASE SEND COPIES OF ALL COMMUNICATIONS TO:
                               JAY L. HACK, ESQ.
                            CLIFFORD S. WEBER, ESQ.
                            Serchuk & Zelermyer, LLP
                  81 Main Street, White Plains, New York 10601
                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.
                           --------------------------

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /X/

    If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                                       PROPOSED MAXIMUM
           TITLE OF EACH CLASS OF                 AMOUNT TO            PROPOSED           AGGREGATE           AMOUNT OF
        SECURITIES BEING REGISTERED             BE REGISTERED       OFFERING PRICE    OFFERING PRICE(1)    REGISTRATION FEE
Common Stock, $0.01 Par Value...............      8,262,318             $10.00           $82,623,180          $25,035(2)
Interests in Cortland Savings Bank 401(k)
  Savings Plan..............................        N/A(3)               N/A                 N/A                N/A(3)

(1) Estimated to calculate the registration fee. Includes shares to be donated to a charitable foundation as described in the Prospectus filed pursuant to Rule 424(b)(3) dated August 12, 1998.

(2) Previously paid with the filing of Form S-1 on June 19, 1998.

(3) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described in the Prospectus Supplement. In accordance with Rule 457(h)(2), no separate fee calculation is made for plan interests.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                           CNY FINANCIAL CORPORATION

                             Prospectus Supplement

    PROSPECTUS SUPPLEMENT. This supplements the Prospectus of CNY Financial Corporation (the 'Company') dated August 12, 1998. All capitalized terms used in this Supplement have the meanings given to them in the Prospectus. This Supplement should be read with the Prospectus.

    INCREASE IN MAXIMUM PURCHASE LIMIT. The Subscription Offering of the Company expired on September 16, 1998 and less than the $52,062,500 of subscriptions, which is the minimum of the Valuation Range, have been received. The Company has increased the maximum purchase limit so that the new maximum purchase limit for any person, related persons and persons acting together is $300,000. Persons who submitted orders for $150,000 of Common Stock are being given an opportunity to increase their orders by up to an additional $150,000. In order to do so, they must submit a revised order form with payment in full by 12:00 noon, New York Time, on September 24, 1998. Payment must be by certified or bank check or by authorization of withdrawal from an account at Cortland Savings Bank with sufficient collected funds.

    CONTINUED OFFERING OF COMMON STOCK. CNY Financial Corporation is now conducting a direct Community Offering (See 'Community Offering' at page 44 of the Prospectus). CNY Financial Corporation may offer, in a Syndicated Community Offering, all or a portion of the Common Stock for which orders have not been received in the Subscription Offering or the Community Offering. The Company anticipates that it will pay a 4.5% fee for Common Stock sold in a Syndicated Community Offering. See 'Syndicated Community Offering' at page 44 of the Prospectus. Persons desiring to submit orders for Common Stock in the Community Offering must pay for their orders by certified or bank check. All other conditions and limitations applicable to the orders for Common Stock described in the Prospectus remain in effect.

    ADDITIONAL OFFERING PERIOD. Orders are now being accepted in the Community Offering. No expiration date has been set for the Community Offering; however, the Community Offering may be terminated at any time without notice. If the Conversion is not completed by October 31, 1998, the FDIC and the Superintendent may agree to an extension but persons who have submitted purchase orders will be given an opportunity to maintain, increase, reduce or cancel their subscriptions.

    PRO FORMA EFFECT OF SYNDICATED COMMUNITY OFFERING. A 4.5% fee in a Syndicated Community Offering would decrease net proceeds by $45,000 for each $1.0 million of Common Stock sold in the Syndicated Community Offering. If all other assumptions used in preparing the Pro Forma Data in the Prospectus (see pages 31 to 34 of the Prospectus) remain substantially the same, then, at March 31, 1998 and at the minimum of the Valuation Range, a decrease in net proceeds by $45,000 would result in a decrease in pro forma book value per share of approximately $0.01 and would increase the offering price as a percentage of pro forma book value per share to approximately 70.17% from approximately 70.13%. Pro forma net income per share for the quarter ended March 31, 1998 would be reduced by less than one-tenth of one cent per share for each $45,000 of additional expenses.

          The date of this Prospectus Supplement is September 21, 1998

                                    PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

SEC registration fee(1).........................................................  $     24,374
NASD filing fee(1)..............................................................  $      8,767
NASDAQ National Market Listing Fee..............................................  $     80,000
Banking Department Conversion Application Fee...................................  $      5,000
Printing, postage and mailing...................................................  $    175,000
Legal fees and expenses.........................................................  $    150,000
Special Conversion Consultant Fees and expenses.................................  $    200,000
Financial advisor management fee and expenses(2)................................  $    865,000
Accounting fees and expenses....................................................  $    100,000
Appraiser's fees and expenses (including business plan).........................  $     27,500
Transfer agent and registrar fees and expenses..................................  $      8,000
Conversion agent fees and expenses..............................................  $     25,000
Stock Certificate printing......................................................  $      3,000
Underwriter's legal fees and expenses...........................................  $     80,000
Blue Sky fees and expenses (including fees of counsel)..........................  $      3,000
Executive compensation consultant fees and expenses.............................  $     30,000
Miscellaneous...................................................................  $     52,364
                                                                                  ------------
    TOTAL.......................................................................  $  1,837,000
                                                                                  ------------
                                                                                  ------------

------------------------

(1) Actual expenses based upon the registration of 82,623,182 shares at $10.00 per share. All other expenses are estimated.

(2) Estimated based upon the sale of 8,100,312 shares at $10.00 per share, with no commission payable on 8% of the shares purchased by the ESOP and $1,600,000 estimated to be purchased by directors, officers and employees.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    In accordance with the General Corporation Law of the State of Delaware (being Chapter 1 of Title 8 of the Delaware Code), Articles 11 and 12 of the Registrant's Certificate of Incorporation provide as follows:

                                 ARTICLE ELEVEN
                                INDEMNIFICATION

    A. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a Director or an Officer of the Corporation or, while a Director or Officer of the Corporation, is or was serving at the request of the Corporation as a Director, Officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity or in any other capacity while serving shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, excise taxes or penalties under the Employee Retirement Income Security Act of 1974, as amended, and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C of this Article the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

    B. The right to indemnification conferred in Section A of this Article shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the General Corporation Law of the State of Delaware requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a Director or Officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, services to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a Director, Officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

    C. If a claim under Section A or B of this Article is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expenses of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the General Corporation Law of the State of Delaware. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article or otherwise shall be on the Corporation.

    D. The rights to indemnification and to the advancement of expenses conferred in this Article shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation's Certificate of Incorporation, Bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise.

    E. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer, employee or agent of the Corporation or subsidiary or Affiliate or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware.

    F. To the extent that any person who is or was or has agreed to become a Director or officer of the Corporation is made a witness to any action, suit or proceeding to which he or she is not a party by reason of the fact that he or she was, is or has agreed to become a Director or Officer of the Corporation, or, while a Director or Officer of the Corporation, is or was serving or has agreed to serve as a Director, Officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, at the request of the Corporation, such person shall be indemnified against all costs, charges and expenses actually and reasonable incurred by such person or on such person(1)s behalf in connection therewith. To the extent that any person who is or was or has agreed to become an employee or agent of the Corporation is made a witness to any action, suit or proceeding to which he or she is not a party by reason of the fact that he or she was, is or has agreed to become an employee or agent of the Corporation, or is or was serving or has agreed to serve as a Director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, at the request of the Corporation, such person may be indemnified against all costs, charges and expenses actually and reasonable incurred by such person or on such person's behalf in connection therewith.

    G. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article with respect to the indemnification and advancement of expenses of Directors and Officers of the Corporation.

    H. If this Article or any portion shall be invalidated on any ground by any court of competent jurisdiction, the Corporation shall nevertheless indemnify each Director or Officer, and may indemnify each employee or agent, of the Corporation as to any costs, charges, expenses (including attorneys' fees and expenses), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative (including an action by or in the right of the Corporation), to the full extent permitted by any applicable portion of this Article that shall not have been invalidated and to the fullest extent permitted by applicable law.

                                 ARTICLE TWELVE
                             LIABILITY OF DIRECTORS

    A Director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability: (i) for any breach of the Director's duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the General Corporation Law of the State of Delaware; or (iv) for any transaction from which the Director derived an improper personal benefit. If the General Corporation Law of the State of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended. Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

    None.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    The exhibits filed as part of this Registration Statement are as follows:

    (a) List of Exhibits. (Filed herewith unless otherwise noted.)

  EXHIBIT
    NO.      DESCRIPTION
-----------  ----------------------------------------------------------------------------------------------------
       1.1   Engagement Letter (proposal for marketing agent services), dated January 8, 1998 between Cortland
               Savings Bank and CIBC Oppenheimer Corp. and Trident Securities, Inc.*
       1.2   Form of Agency Agreement*
       2.1   Amended Plan of Conversion of Cortland Savings Bank*
       3.1   Certificate of Incorporation of CNY Financial Corporation*
       3.2   Bylaws of CNY Financial Corporation*
       3.3   Proposed Amended Restated Organization Certificate of Cortland Savings Bank*
       3.4   Proposed Stock Bylaws of Cortland Savings Bank*
       4.1   Form of Stock Certificate of CNY Financial Corporation*
       5.1   Opinion of Serchuk & Zelermyer, LLP regarding legality*
       8.1   Opinion of Serchuk & Zelermyer, LLP regarding federal and state taxation*
       8.2   Letter of RP Financial L.C. regarding Subscription Rights*
       8.3   Opinion of Serchuk & Zelemyer regarding establishment of the Foundation*
      10.1   Employment Agreement between Cortland Savings Bank and Wesley D. Stisser, Jr.*
      10.2   Employment Agreement between Cortland Savings Bank and F. Michael Stapleton*
      10.3   Employment Agreement between Cortland Savings Bank and Steven A. Covert*
      10.4   Employment Agreement between Cortland Savings Bank and Kerry D. Meeker*
      10.5   Form of Employee Severance Plan*
      10.6   Employee Stock Ownership Plan of CNY Financial Corporation*
      10.7   Cortland Savings Bank 401(k) Savings Plan*
      23.1   Consent of KPMG Peat Marwick LLP*
      23.2   Consent of Serchuk & Zelermyer, LLP*
      23.3   Consent of RP Financial, L.C.*
      24.1   Powers of Attorney*
      27.1   Financial Data Schedule*
      99.1   Appraisal Report of RP Financial, L.C.*
      99.2   Form of Marketing Materials to be used in connection with the Offerings*
      99.3   Form of the Cortland Savings Foundation Gift Instrument*
      99.4   Letter to Subscribers regarding increase in maximum purchase limit

------------------------

* Previously filed

    (b) Financial Statement Schedules

    All schedules have been omitted as not applicable or not required under the rules of Regulation S-X.

ITEM 17.  UNDERTAKINGS.

    The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

           (i) To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change int he maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any change to such information in the Registration Statement;

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

        (3) To remove from registration by means of a post-effective amendment any of the securities registered which remain unsold at the termination of the Offering.

    The undersigned Registrant hereby undertakes to provide to the agent at the closing specified in the Agency Agreement, certificates in such denominations and registered in such names as required by the agent to permit prompt delivery to each purchaser.

    Insofar as indemnification by the Registrant for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Cortland, State of New York, on September 21, 1998.

                                CNY FINANCIAL CORPORATION

                                By:          /s/ WESLEY D. STISSER, JR.
                                     -----------------------------------------
                                               Wesley D. Stisser, Jr.
                                       PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                             (duly authorized officer)

    Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

             NAME                         TITLE                    DATE
------------------------------  --------------------------  -------------------

                                President, Chief Executive
  /s/ WESLEY D. STISSER, JR.      Officer and Director
------------------------------    (Principal Executive      September 21, 1998
    Wesley D. Stisser, Jr.        Officer)

                                Executive Vice President
     /s/ STEVEN A. COVERT         and Chief Financial
------------------------------    Officer                   September 21, 1998
       Steven A. Covert           (Principal Financial and
                                  Accounting Officer)

  /s/ WESLEY D. STISSER, JR.    As Attorney for named
------------------------------    directors
  Wesley D. Stisser, Jr., as
attorney for *Directors Donald
  P. Reed, Patrick J. Hayes,                                September 21, 1998
 M.D., Harvey Kaufman, Joseph
H. Compagni, Robert S. Kashdin
   and Terrance D. Stalder

------------------------

* Pursuant to Powers of Attorney previously filed as Exhibit 24.1 to the Registration Statement on Form S-1.

                               INDEX TO EXHIBITS

  EXHIBIT
    NO.                                                DESCRIPTION
-----------  ------------------------------------------------------------------------------------------------
       1.1   Engagement Letter (proposal for marketing agent services), dated January 8, 1998 between
               Cortland Savings Bank and CIBC Oppenheimer Corp. and Trident Securities, Inc.*
       1.2   Form of Agency Agreement*
       2.1   Amended Plan of Conversion of Cortland Savings Bank*
       3.1   Certificate of Incorporation of CNY Financial Corporation*
       3.2   Bylaws of CNY Financial Corporation*
       3.3   Proposed Amended Restated Organization Certificate of Cortland Savings Bank*
       3.4   Proposed Stock Bylaws of Cortland Savings Bank*
       4.1   Form of Stock Certificate of CNY Financial Corporation*
       5.1   Opinion of Serchuk & Zelermyer, LLP regarding legality*
       8.1   Opinion of Serchuk & Zelermyer, LLP regarding federal and state taxation*
       8.2   Letter of RP Financial L.C. regarding Subscription Rights*
       8.3   Opinion of Serchuk & Zelermyer, LLP regarding establishment of the Foundation*
      10.1   Employment Agreement between Cortland Savings Bank and Wesley D. Stisser, Jr.*
      10.2   Employment Agreement between Cortland Savings Bank and F. Michael Stapleton*
      10.3   Employment Agreement between Cortland Savings Bank and Steven A. Covert*
      10.4   Employment Agreement between Cortland Savings Bank and Kerry D. Meeker*
      10.5   Form of Employee Severance Plan*
      10.6   Employee Stock Ownership Plan of CNY Financial Corporation*
      10.7   Cortland Savings Bank 401(k) Savings Plan*
      23.1   Consent of KPMG Peat Marwick LLP*
      23.2   Consent of Serchuk & Zelermyer, LLP*
      23.3   Consent of RP Financial, L.C.*
      24.1   Powers of Attorney*
      27.1   Financial Data Schedule*
      99.1   Appraisal Report of RP Financial, L.C.*
      99.2   Form of Marketing Materials to be used in connection with the Offerings*
      99.3   Form of the Cortland Savings Foundation Gift Instrument*
      99.4   Letter to Subscribers regarding increase in maximum purchase limit

------------------------

* Previously filed